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                                                                    Exhibit 99.1


               BLACKWATER MIDSTREAM CORP. COMPLETES ACQUISITION OF BULK LIQUID STORAGE TERMINAL IN PORT OF NEW ORLEANS

Published: December 24, 2008

NEW ORLEANS--(BUSINESS WIRE)-- Blackwater New Orleans, LLC, a wholly-owned entity of Blackwater Midstream Corp. (OTCBB:BWMS), has completed the acquisition of an 855,000 barrel, 26.5 acre bulk liquid storage terminal in Westwego, LA at mile marker 101.4 on the Mississippi River. Blackwater purchased the terminal from NuStar Terminal Operations Partnership L.P. for a purchase price of $4.8 million. The facility includes a deep water marine dock, a rail system, and multiple truck loading/unloading stations. The company intends to consolidate its business and operational headquarters at the facility in Westwego, LA.

The Company received favorable financing through JPMorgan Chase in New Orleans and private placement investor funding.

The Company has already finalized a storage lease with a chemical company that will bring in revenue. In addition, Blackwater New Orleans is marketing the facility to numerous petroleum and chemical companies.

According to Blackwater's Chief Commercial Officer Frank Marrocco, "We have received great commercial interest in the facility. Tight supply in the Port of New Orleans storage market, coupled with the outstanding customer focus and responsiveness that the Blackwater Midstream management team offers to our clients, will make this acquisition a great success for our company. Our business plan is simple: to forge outstanding, long term customer relationships through diligent stewardship and exceptional customer service of our clients' supply chain requirements."

The Westwego acquisition is the first step in Blackwater's strategy of acquiring niche, third party terminal assets around the country, and building a diversified asset base that promotes its business plan.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions or anticipated future results. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream's forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream's Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.

    Source: Blackwater Midstream Corp.